EXHIBIT 10.8

[LETTERHEAD OF SEARS HOLDINGS CORPORATION]

September 28, 2011

Mr. Robert A. Riecker

Dear Rob,

We are pleased to extend to you our offer to serve as Vice President, Audit, reporting to Dane Drobny, Senior Vice President, General Counsel and Corporate Secretary. Your new position and compensation package will be effective October 1, 2011, subject to the contingency below.

The key elements of your compensation package are as follows:

•	Annual base salary at a rate of $325,000.

•
Your annual incentive opportunity will remain at 50% of your base salary under Sears Holdings Annual Incentive Plan (“AIP”). Any incentive payable under the 2011 AIP will be prorated based on the amount of time spent at each salary level through January 28, 2012, the last day of Sears Holdings 2011 fiscal year. Any annual incentive payable with respect to a fiscal year will be paid by April 15th of the following fiscal year, provided that you are actively employed at the payment date.

The table below summarizes these changes in your compensation:

	Title	Base Salary	Annual Target Incentive	Target Total Cash
Current	VP, Assistant Controller – SHC	$280,000	50%	$420,000
New	VP, Audit	$325,000	50%	$487,500
Increase		16.1%		16.1%

•
Your 2010 Long-Term Incentive Plan (“2010 LTIP”) target incentive of 50% of your annual base salary in effect on April 27, 2010 will remain unchanged through the end of the performance period on February 2, 2013. Any reward under the 2010 LTIP will continue to be determined based on the achievement of the three (3) year financial goals as follows:

•	For the fiscal years 2010 – 2012 - 100% measured against LTIP EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization).

•
You will be eligible to participate in the Sears Holdings Corporation 2011 Long-Term Incentive Program (“2011 LTIP”) with a target incentive of 50% of your base salary in effect as of April 27, 2011. Further details regarding your 2011 LTIP will be provided to you in the near future.

•
You will be required to sign a new Executive Severance Agreement (“Agreement”).  If your employment is terminated by SHC (other than for Cause, death or Disability) or by you for Good Reason (as such capitalized terms are defined in the Agreement), you will receive six (6) months of

Mr. Robert A. Riecker
September 28, 2011

salary continuation, equal to your base salary at the time of termination, subject to mitigation. Under the Agreement, you agree, among other things, not to disclose confidential information and for twelve (12) months following termination of employment not to solicit employees.  You also agree not to aid, assist or render services for any “Sears Competitor” or “Sears Vendor” (as such terms are defined in the Agreement) for six (6) months following termination of employment. The non-disclosure, non-solicitation, non-compete and non-affiliation provisions apply regardless of whether you are eligible for severance benefits under this Agreement. Please note that upon execution, this Agreement will supersede all previous severance agreements between you and SHC. This new position, the increase in annual base salary and participation in the 2011 LTIP are conditioned upon you signing this Agreement.

Rob, your new opportunity is a direct result of your leadership, performance and the many contributions you make to the Company every day. We appreciate everything you do to make a difference and bring value to our Company, our associates and our shareholders. I look forward to working with you in your new position.

This offer will expire if not accepted within one week from the date of this letter. To accept, sign below and return this letter along with your signed Executive Severance Agreement to your manager.

Sincerely,

/s/ J. David Works _____________________
J. David Works

Accepted:
/s/ Robert A. Riecker_____________________         10/03/2011
Robert A. Riecker                    Date